Exhibit 10(ac)

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into by and between Stanton D. Sloane (“you”) and Comtech Telecommunications Corporation, a Delaware Corporation (the “Company”) on behalf of itself and its past and/or present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively the “Company Entities”).

In exchange for and as a condition of receiving the payments and benefits set forth in Section 3 below, you and the Company hereby agree as follows:

1.Status.     Effective September 16, 2016 you have resigned as a member of the Board of Directors of the Company (the “Board”), and as of the “Effective Date” (as defined in Section 14 below), you will cease to serve as the Chief Executive Officer of the Company and will be deemed to have resigned from any other position as an employee, officer, director, or fiduciary of any Company-related entity. You agree to take any and all necessary actions to effectuate your resignation from the Company and any of its affiliates as of the Effective Date. From and after the Effective Date, you shall not represent yourself as being an employee, officer, agent or representative of the Company for any purpose.
2.    Transition Services.
a.    During the period beginning on the Effective Date and ending on the first anniversary thereof (such period, the “Transition Period”), you agree to make yourself reasonably available to provide such transition and consulting services to the Company as may be requested by the Company’s chief executive officer for a period not to exceed eight hours per month. The transition and consulting services will be performed when mutually convenient to the Company and you, by phone or by in-person attendance at meetings, subject to the Company providing you reasonable prior notice of any request for in-person attendance at a meeting and making reasonable scheduling accommodations to any of your previously scheduled commitments and subject to such services not unreasonably interfering with your then current business, employment or personal activities. If services in excess of eight hours in any calendar month are required, the parties will negotiate in good faith a per diem or hourly rate to be paid Executive for such excess hours.
b.    Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that, during the Transition Period and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 2. You shall be indemnified by the Company for any services you provide hereunder on the same basis as if you were still in active employment with the Company.
3.    Payments and Benefits.    Regardless of whether you execute and do not revoke this Agreement, you will receive the Accrued Benefits (as defined in the Employment Agreement dated as of December 22, 2014 (the “Employment Agreement”)) in connection with your cessation of employment. In exchange for your execution and non-revocation of this Agreement and your compliance with the other terms and conditions of this Agreement and the Employment Agreement, the Company agrees to pay or provide you the following payments and benefits in full satisfaction of its obligations to you pursuant to the Employment Agreement:
a.    Continued payment of your Base Salary as in effect on the Effective Date for a period of twelve (12) months following the Effective Date, paid in accordance with the regular payroll practices of the Company, the first payment of which will be made on the first payroll period after the sixtieth (60th) day following the Effective Date, which first payment shall include payment of any amounts that would otherwise be due prior thereto;
b.    A lump sum amount equal to $300,000 (comprising $278,000 in respect of fiscal 2016 non-equity incentive compensation, and $22,000 in respect of fiscal 2017 non-equity incentive compensation), payable in the first payroll period which commences following the Effective Date.
c.    An amount of up to $1,200 per month for the first six (6) months following the Effective Date for premium payments for medical coverage; and
d.    The equity awards granted by the Company to you in your capacity as an employee of the Company are listed on Schedule A to this Agreement (the “Employee Awards”). The time-vesting of the Employee Awards shall be accelerated to the Effective Date and otherwise governed by the terms of the respective award agreements and the terms of the Company’s 2000 Stock Incentive Plan, as amended (the “2000 Plan”).
e.    The equity awards granted by the Company to you in your capacity as a non-employee member of the Board are listed on Schedule B to this Agreement (the “Director Awards”). The Director Awards comprising stock units (which you elected to receive in lieu of cash fees) were previously fully vested, and the time-vesting of Director Awards comprising restricted stock units will be governed by the terms of the respective award agreements and the terms of the 2000 Plan.
4.    Acknowledgement.    You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement (other than the Accrued Benefits): (a) are in full satisfaction and discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, to which you may be entitled pursuant to the Employment Agreement; and (b) are in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company.
5.    Release.
a.    For good and valuable consideration , the receipt and adequacy of which is hereby acknowledged, and conditioned upon the substantial performance by the Company of its obligations hereunder you, on behalf of yourself and your successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge the Company, its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company’s business, your employment with the Company or the termination of such employment; provided, however, that this Agreement shall have no effect whatsoever upon: (i) the Company’s obligations, if any, to pay or provide all payments and benefits pursuant to this Agreement or your rights to enforce such obligations; (ii) any and all obligations of the Released Parties to defend, indemnify, hold harmless or reimburse you under the Indemnification Agreement between the Company and you, and/or under applicable law and/or under the respective charters and by-laws of the Released Parties, and/or pursuant to insurance policies, if any, for acts or omissions in your capacity as a director, officer and/or employee thereof; and (iii) any and all rights you may have to vested or accrued benefits or entitlements under and in accordance with any applicable plan, agreement, program, award, policy or arrangement of a Released Party.
b.    The Released Claims include, without limitation, (i) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Equal Pay Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (ii) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (iii) all claims for attorneys’ fees and costs other than with respect to the continuing indemnification obligations of the Company under the Indemnification Agreement referenced in Section 5.a. above.
c.    You agree that you are voluntarily executing this Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the Age

Discrimination in Employment Act of 1967, that: (i) your waiver and release specified herein does not apply to any rights or claims that may arise after the date you sign this Agreement or your rights with respect to severance payments, if any, payable to you pursuant to the Employment Agreement; (ii) you have the right to consult with an attorney prior to signing this Agreement; (iii) you have at least twenty-one (21) days to consider this Agreement (although you may choose to sign it earlier); (iv) you have seven (7) days after you sign this Agreement to revoke it; and (v) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company by such date.
6.    Waiver of Relief.    You acknowledge and agree that by virtue of the foregoing release, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Section 5. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.
7.    Restrictive Covenants.    You acknowledge and agree that restrictive covenants set forth in Section 11 of the Employment Agreement and the other provisions of Section 12 of the Employment Agreement intended to survive termination or expiration of the Employment Term shall remain in full force and effect in accordance with their terms. The Company acknowledges its obligations under Section 11(b) of the Employment Agreement shall remain in full force and effect in accordance with its terms.
8.    Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.
9.    Breach of Agreement.     You agree that any breach of this Agreement shall constitute a material breach as to which the Company may seek all relief available under the law or at equity, including recoupment of the severance payments and benefits provided pursuant to this Agreement. You further acknowledge that any breach of the promises set forth in this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and you therefore consent to the issuance of an injunction in favor of Company enjoining the breach of any of those promises by any court of competent jurisdiction. In addition, your receipt of the payments and benefits set forth in Section 3 hereof is subject to and contingent upon your compliance with terms and conditions of the Employment Agreement.
10.    Miscellaneous.
a.    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities have violated any federal, state or local law

(statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
b.    If any provision of this Agreement requires interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
c.    The provisions of Section 10 pertaining to Executive having no duty to mitigate by seeking other employment and Executive’s entitlement to payments not being reduced by compensation received by Executive from subsequent employment shall remain in full force and effect in accordance with their respective terms except that such provisions shall be deemed to apply to this Agreement. Section 23 of the Employment Agreement (Code Section 409A Compliance) shall remain in full force and effect in accordance with its terms except that it shall be deemed to apply to this Agreement.
d.    At all times during the Transition Period, your status shall be that of an independent contractor, and you will not act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company. During the Transition Period, you will not be eligible to participate in any of the employee benefit plans or arrangements of the Company.
e.    The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
f.    Not later than the Effective Date, you will return to the Company all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices and other equipment, or documents and property belonging to the Company). You may retain your rolodex and similar address books provided that such items only include contact information. To the extent that you were provided with a cell phone number by the Company during your employment the Company will cooperate with you in transferring such cell phone number to your individual name following the Effective Date.
11.    Assignment.    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
12.    Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
13.    Entire Agreement.    Except as specifically provided hereinabove, the Employment Agreement shall cease to be in further force or effect as of the Effective Date. You understand that this Agreement and the surviving provisions of the Employment Agreement constitute the complete understanding between the Company and you, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.
14.    Acceptance.    You may accept this Agreement by signing it and returning it to Mr. Fred Kornberg, on or before October 7, 2016. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to Mr. Fred Kornberg by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide severance payments and benefits, shall be deemed automatically null and void, provided that you will remain subject to the terms and conditions of the Employment Agreement.
15.    Headings and Captions.    The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.
16.    Legal Fees and Expenses. Executive shall be promptly reimbursed for his legal fees and expenses incurred in negotiating and drafting this Agreement in an amount not to exceed $5,000. Such reimbursement shall be conditioned upon Executive providing the Company with a written invoice from the law firm rendering such services.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Stanton D. Sloane

/s/ Stanton D. Sloane                    Date: September 28, 2016

COMTECH TELECOMMUNICATIONS CORPORATION

By: /s/ Fred Kornberg                    Date: September 28, 2016
Name: Fred Kornberg
Its: Chairman of the Board of Directors

Signature Page – Transition Agreement
between Comtech Telecommunications Corp. and Stanton D. Sloane

Schedule A

Director Stock Options
Grant Date	Exercise Price	# Outstanding
1/13/2012	$29.72	5,753
6/6/2012	$29.51	15,000

Director Stock Units
Grant Date	# Outstanding
2/28/2014	205
5/30/2014	201
8/29/2014	173
11/28/2014	165

Director Restricted Stock Units
Grant Date	# Outstanding
6/5/2013	2,076
6/4/2014	2,080

Schedule B

Stock Options (unvested options to become fully vested)
Grant Date	Exercise Price	# Outstanding
1/26/2015	$33.76	29,025
1/26/2015	$33.76	125,000
8/4/2015	$28.35	60,000

Long-Term Performance Shares
Grant Date	# Outstanding
1/26/2015	5,554
8/4/2015	12,500